UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549

                             FORM 12B-25

                      NOTIFICATION OF LATE FILING

(Check One):_X Form 10-K  __Form 20-F  __Form 11-K __Form 10-Q
                             __Form N-SAR

             For period Ended: October 31, 1998
            ( ) Transition Report on Form 10-K
            ( ) Transition Report on Form 20-F
            ( ) Transition Report on Form 11-K
            ( ) Transition Report on Form 10-Q
            ( ) Transition Report on Form N-SAR
            For the Transition Period Ended:______________________


  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

  _______________________________________________________________


PART I - REGISTRANT INFORMATION
__________________________________________________________________
Full Name of Registrant

____________Value_Holdings,_Inc.__________________________________
Former Name if Applicable

__________________________________________________________________
Address of Principal Executive Office (Street and Name)

____________2307_Douglas_Rd_Ste_400_______________________________
City, State and Zip Code

________________Miami,_Fla_33145__________________________________


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expanse and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense,


  X     (b) The subject annual report, semi-annual report,
            transition report on Form 10-K, Form 20-F, 11-K or
            Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20_f, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company is awaiting receipt of audited financial statements of of a siginificant unconsolidated foreign subsidiary to complete its financial statements and audit for the year ended October 31, 1997.

PART IV - OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this information

________Ida_C._Ovies______  __305__    _______447-8801___________
           Name            (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 o the Investment Company Act od 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                     _X_ YES   __NO

________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                     ___YES   _X_NO



If so attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


_________________________________________________________________


    _________________Value_Holdings,_Inc.____________________
          (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:____January_29,_1999___-       By: /s/___Ida_C._Ovies______